SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2009

CHEVY CHASE PREFERRED CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-12477	52-1998335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7501 Wisconsin Avenue Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 987-2265

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

On December 3, 2008, Capital One Financial Corporation (“Capital One”), B.F. Saul Real Estate Investment Trust, Derwood Investment Corporation, and B.F. Saul Company Employees’ Profit Sharing and Retirement Trust entered into a Stock Purchase Agreement, pursuant to which Capital One agreed to acquire the outstanding common stock of Chevy Chase Bank, F.S.B. (the “Bank”) in exchange for $445 million in cash and 2.56 million shares of Capital One common stock (the “Acquisition”). On February 27, 2009 (the “Closing Date”), Capital One completed the Acquisition. As a result of the Acquisition the Bank became a wholly-owned subsidiary of Capital One. The Bank is the parent company of Chevy Chase Preferred Capital Corporation (the “Company”) and owns all outstanding common stock of the Company and, thus, on the Closing Date, the Company also became a wholly-owned subsidiary of Capital One.

As of the Closing Date, Messrs. B. Francis Saul II, Stephen Halpin, Jr., Alexander MacColl, Jr. and Gregory Platts have resigned as members of the Company’s Board of Directors. Also as of the Closing Date, Ms. Lynn Pike, President, Banking, of Capital One, and Mr. Stephen P. Theobald, Senior Vice President of Capital One, have been appointed to the Company’s Board of Directors. Mr. Bradford H. Warner and Mr. Stanley Westreich, members of Capital One’s Board of Directors, also have been appointed to the Company’s Board of Directors. Mr. Alexander Boyle and Mr. Thomas McCormick will continue on the Company’s Board of Directors.

Item 8.01.	Other Events.

In connection with the closing of the Acquisition, the Bank also announced that the redemption of the Company’s 10- 3/8 percent Noncumulative Exchangeable Preferred Stock, Series A (CCP-PrA) (the “Redemption”) will occur on March 30, 2009. Additional details regarding the Redemption and the other matters discussed in this Form 8-K are included in the press release issued by Capital One on the Closing Date and attached hereto as Exhibit 99.1 (the “Press Release”). A copy of the Press Release is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Capital One, dated February 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVY CHASE PREFERRED CAPITAL CORPORATION

Date: March 5, 2009	/s/ Jean Traub
	Name:	Jean Traub
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Capital One, dated February 27, 2009.

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